Exhibit D

Form of Nominee Agreement

1.       This Nomination Agreement (the "Agreement") is by and between Kimmeridge Energy Management Company, LLC ("Kimmeridge," "we" or "us") and ______________ ("you").

2.       You agree that you are willing, should we so elect, to become a member of a slate of nominees (the "Slate") of Kimmeridge or one of its affiliates (the "Nominating Party"), which nominees shall stand for election or appointment as directors of PDC Energy, Inc., a Delaware corporation (the "Corporation") in connection with a campaign (the "Campaign") or a proxy solicitation (the "Proxy Solicitation") that we may conduct in respect of the Corporation, whether in connection with the 2019 annual meeting of stockholders of the Corporation (including any adjournment or postponement thereof or any special meeting held in lieu thereof, the "Annual Meeting") or otherwise. You further agree to serve as a director of the Corporation if so elected or appointed. We agree to pay the costs of the Proxy Solicitation and agree to reimburse you for any documented and reasonable out-of-pocket expenses you incur in connection with the Campaign or the Proxy Solicitation that are approved in writing in advance by us, including reasonable expenses for travel requested by us in connection therewith. If we elect to commence a Proxy Solicitation and include you as a member of the Slate, we agree to pay you: (i) a one-time fee of $50,000 promptly following the date that we submit a letter to the Secretary of the Corporation nominating you to stand for election as a director of the Corporation at the Annual Meeting; and (ii) an additional one-time fee of $50,000 (together, the "Fees") upon the filing of a preliminary proxy statement with the Securities and Exchange Commission (the "SEC") in connection with the Proxy Solicitation naming you as a member of the Slate; provided that you agree that an amount equal to the estimated after-tax proceeds of the Fees (assuming a combined federal, state and city tax rate of 45%, rounded to the nearest whole dollar) will be invested in the common stock of the Corporation within five (5) calendar days of receipt of any such Fee (or such longer period as may be required to comply with any legal or regulatory requirements).

3.       Kimmeridge agrees on behalf of the Nominating Party that, so long as you agree to inclusion on the Slate and comply with reasonable requests from Kimmeridge in such capacity, Kimmeridge will defend, indemnify and hold you harmless from and against any and all losses, claims, damages, penalties, judgments, awards, settlements, liabilities, costs, expenses and disbursements (including, without limitation, reasonable attorneys' fees, costs, expenses and disbursements) incurred by you in the event that you become a party, to any civil, criminal, administrative or arbitrative action, suit or proceeding, (i) relating to your role as a nominee for director of the Corporation on the Slate, or (ii) otherwise arising from or in connection with or relating to the Campaign or the Proxy Solicitation. Anything to the contrary herein notwithstanding, Kimmeridge is not indemnifying you for any action taken by you or on your behalf that occurs prior to the date hereof or subsequent to the conclusion of the Proxy Solicitation or such earlier time as you are no longer a nominee on the Slate or for any claims made against you in your capacity as a director of the Corporation or actions taken by you as a director of the Corporation, if you are elected or appointed. Nothing herein shall be construed to provide you with indemnification (i) if you violate any provision of state or federal law or commit any criminal actions; (ii) if you acted in a manner that constitutes fraud, gross negligence or willful misconduct; (iii) if you provided false or misleading information, or omitted material information, in the Questionnaires (as defined in paragraph 4 below), any Nominee Information (as defined in paragraph 4 below) or otherwise in connection with the Campaign or the Proxy Solicitation; or (iv) you breach the terms of this Agreement. You shall promptly notify Kimmeridge in writing in the event of any third-party claims actually made against you or known by you to be threatened if you intend to seek indemnification hereunder in respect of such claims. In addition, upon your delivery of notice with respect to any such claim, Kimmeridge shall promptly assume control of the defense of such claim with counsel chosen by Kimmeridge. Kimmeridge shall not be responsible for any settlement of any claim against you covered by this indemnity without its prior written consent. However, Kimmeridge may not enter into any settlement of any such claim without your consent unless such settlement includes (i) no admission of liability or guilt by you, and (ii) an unconditional release of you from any and all liability or obligation in respect of such claim.

4.       You understand that it may be difficult, if not impossible, to replace a nominee who, such as yourself, has agreed to be included on the Slate and, if elected or appointed, to serve as a director of the Corporation if such nominee later changes his or her mind and determines not to be included on the Slate or, if elected or appointed, to serve as a director of the Corporation. Accordingly, Kimmeridge is relying upon your agreement to serve on the Slate and, if elected or appointed, as a director of the Corporation. In that regard, you will be supplied with a questionnaire, the form of which has been provided by the Corporation, along with a supplemental addendum to the Corporation's form of Questionnaire (collectively, the "Questionnaire Forms") and/or a written representation and agreement prepared by the Corporation relating to your compliance, if elected as a director, with certain of the Corporation's policies and guidelines and other rules, regulation and listing standards applicable to directors of the Corporation (the "Company Representation"), in which you will provide Kimmeridge with information necessary for the Nominating Party to make appropriate disclosure to the Corporation and to use in creating the proxy solicitation materials to be sent to stockholders of the Corporation and filed with the SEC in connection with the Campaign and Proxy Solicitation (collectively, the "Nominee Information").

5.       You agree that (i) upon request you will promptly complete, sign and return the Questionnaire Forms, Company Representation and any other Nominee Information, (ii) your Nominee Information will be true, complete and correct in all respects, and (iii) you will provide any additional information related to the Campaign and Proxy Solicitation as may be reasonably requested by Kimmeridge. In addition, you agree that you will execute and return a separate instrument confirming that you consent to being nominated for election as a director of the Corporation and, if elected or appointed, consent to serving as a director of the Corporation and that you are not, and will not become, a party to any agreement, arrangement or understanding with any person or entity other than the Corporation in connection with service or action as a director that has not been disclosed to the Corporation. Upon being notified that you have been chosen, Kimmeridge and the Nominating Party may forward your consent and completed Questionnaire Forms and Company Representation (or summaries thereof) and any other Nominee Information, to the Corporation. Kimmeridge and the Nominating Party may at any time, in our and their discretion, disclose the information contained therein, as well as the existence and contents of this

Agreement. Furthermore, you understand that Kimmeridge may elect, at its expense, to conduct a background and reference check on you and you agree to complete and execute any necessary authorization forms or other documents required in connection therewith. You also agree to reasonably consult with us prior to taking any actions that are likely to interfere with your obligations hereunder or result in an adverse recommendation from Institutional Shareholder Services, Inc. or Glass, Lewis & Co.

6.       You further agree that (i) you will treat confidentially and not disclose to any party any information relating to the Campaign, the Proxy Solicitation, or Kimmeridge or its affiliates; (ii) from the date hereof until the Annual Meeting, neither you nor your immediate family will purchase or sell shares in the Corporation without the written permission of Kimmeridge and that you will comply with certain compliance policies and procedures of Kimmeridge as communicated to you from time to time; (iii) you will not issue, publish or otherwise make any public statement or any other form of public communication relating to the Corporation, the Campaign or the Proxy Solicitation without the prior written approval of Kimmeridge; and (iv) you will not agree to serve, or agree to be nominated to stand for election, by the Corporation or any other stockholder of the Corporation (other than Kimmeridge and its affiliates), as a director of the Corporation without the prior written approval of Kimmeridge.

7.       With the exception of the requirement to invest the after-tax proceeds of the Fees set out in paragraph 2 above, you may only invest in securities of the Corporation with the approval of Kimmeridge. With respect to any purchases by you or your immediate family of securities of the Corporation approved by Kimmeridge, (i) you agree to consult with Kimmeridge regarding such purchases and provide necessary information following such purchases so that we may comply with any applicable disclosure or other obligations which may result from such investment and (ii) Kimmeridge or its affiliates shall prepare and complete any required disclosures including all regulatory filings related thereto at no cost to you. With respect to any purchases made pursuant to this paragraph you agree not to dispose of any such securities prior to the termination of this Agreement.

8.       Each of us recognizes that should you be elected or appointed to the Board of Directors of the Corporation (the "Board") all of your activities and decisions as a director will be governed by applicable law and subject to your fiduciary duties, as applicable, to the Corporation and to the stockholders of the Corporation and, as a result, that there is, and can be, no agreement between you and Kimmeridge that governs the decisions which you will make as a director of the Corporation.

9.       This Agreement shall automatically terminate on the earliest to occur of (i) the conclusion of the Annual Meeting, (ii) your election or appointment to the Board, (iii) the termination of the Campaign and the Proxy Solicitation or (iv) our election to not include you as part of the Slate, provided, however, that the applicable expense provisions in the second paragraph, the indemnification provisions in the third paragraph, the confidentiality obligations in the sixth paragraph, and the eighth through twelfth paragraphs of this Agreement shall survive such termination.

10.       This Agreement sets forth the entire agreement between Kimmeridge and you as to the subject matter contained herein, and cannot be amended, modified or terminated except by a writing executed by Kimmeridge and you.

11.       This Agreement shall be governed by the laws of the State of New York, without regard to the principles of the conflicts of laws thereof. The parties agree to the exclusive jurisdiction of the state and federal courts of New York, New York, and waive, and agree not to plead or to make, any claim that any action or proceeding brought in the state and federal courts of New York, New York has been brought in an improper or inconvenient forum.

12.       This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement.

[Signature Page Follows]

Agreed to as of the date both parties have signed:

KIMMERIDGE ENERGY MANAGEMENT COMPANY, LLC

By:
Name:
Title:
Date:

NOMINEE:

By:
Name:
Title:
Date: